FARMERS & MERCHANTS BANCORP
                          REPORTS RECORD FOURTH QUARTER
                                AND 2003 EARNINGS

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the fourth quarter ending December 31, 2003 as well as for the full fiscal year 2003. The fourth quarter results represented the 24th consecutive quarter that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

For the full year 2003, Farmers & Merchants Bancorp reported record net income of $14,775,000. Earnings per share of common stock outstanding for 2003 totaled $19.30, up 11.35% over the prior year. Return on average assets exceeded 1.36%, and return on average equity (net of accumulated other comprehensive income) was 13.88%, an improvement of 36 basis points over the prior year.

Farmers & Merchants Bancorp also reported net income of $3,850,000 for the quarter ending December 31, 2003. Earnings per share of common stock outstanding for the fourth quarter were $5.04, up 8.06% from the fourth quarter of the prior year. Return on average assets for the quarter exceeded 1.36%, and return on average equity (net of accumulated other comprehensive income) was 13.94%.

Steinwert indicated that the Company's growth has been a major contributor to its strong bottom-line. Since December 31, 2002, loans outstanding increased 15.82%, total deposits expanded 6.37% and total assets grew by 12.39% to $1,148,565,000. During this period of significant growth, the Company's loan quality has remained extremely high, with non-performing assets totaling only 0.32% of loans outstanding as of December 31, 2003. Additionally, as of December 31, 2003 the Company's reserve for future loan losses reached $17,220,000 or 2.1% of total loans. Based on these performance measures, Farmers & Merchants Bancorp's loan quality compares favorably to peer banks.

Steinwert further stated, "The Central Valley continues to enjoy a strong overall economy which has contributed to Farmers & Merchants Bancorp's success. In addition, our new branch offices in Stockton, Modesto and Sacramento are exceeding growth expectations. All of us at Farmers & Merchants Bancorp are extremely grateful to the communities we serve for their tremendous support of the Bank. In return, Farmers & Merchants Bancorp continues to be committed to its longstanding financial and volunteer support of the many community-based service organizations, whose missions of mercy are helping to improve the overall quality of life throughout California's Great Central Valley."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 18 branch offices conveniently located from Sacramento to Turlock.